Filed Pursuant to Rule 433
                                                          File No.:333-132249-01

      The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

      The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

                         THE SERIES 2006-3 CERTIFICATES

                         Initial Class
                         Balance or       Pass-
                         Component       Through                                                               Minimum
Class                    Balance(1)       Rate         Principal Types               Interest Types         Denomination
----------------------   -----------     ------    -----------------------------   ---------------------    ------------
Offered Certificates
Class 1-CB-1..........   $46,607,000     6.000%    Senior, Pass-Through                    Fixed Rate             $1,000
Class 1-CB-R..........          $100     6.000%    Senior, Sequential Pay                  Fixed Rate               $100
Class 2-CB-1..........   $81,770,000     6.000%    Senior, Pass-Through                    Fixed Rate             $1,000
Class 3-A-1...........   $20,000,000       (3)     Senior, Sequential Pay               Floating Rate             $1,000
Class 3-A-2...........       (4)           (5)     Senior, Notional Amount         Inverse Floating Rate,     $1,000,000
                                                                                      Interest Only
Class 3-A-3...........    $2,403,000     6.000%    Senior, Sequential Pay                  Fixed Rate             $1,000
Class 3-A-4...........    $2,403,000     6.000%    Senior, Sequential Pay                  Fixed Rate             $1,000
Class 3-A-5...........   $18,750,000     6.000%    Senior, Sequential Pay                  Fixed Rate             $1,000
Class 3-A-6...........    $4,568,000     6.000%    Super Senior, Lockout                   Fixed Rate             $1,000
Class 3-A-7...........      $508,000     6.000%    Super Senior Support, Lockout           Fixed Rate             $1,000
Class 3-IO............       (4)         6.000%    Senior, Notional Amount              Interest Only         $1,000,000
Class 3-PO............      $152,795       (6)     Senior, Ratio Strip                 Principal Only            $25,000
Class 4-CB-1..........   $47,945,000     6.500%    Senior, Pass-Through                    Fixed Rate             $1,000
Class 5-CB-1..........   $49,085,000     6.500%    Senior, Pass-Through                    Fixed Rate             $1,000
Class 6-A-1...........   $35,591,000     6.000%    Senior, Pass-Through                    Fixed Rate             $1,000
Class 6-IO............       (6)         6.000%    Senior, Notional Amount              Interest Only           $567,255
Class 6-PO............    $1,177,560       (7)     Senior, Ratio Strip                 Principal Only            $25,000
Class CB-IO...........       (8)           (8)      Senior, Component                   Interest Only         $1,000,000
Class CB-PO...........       (9)           (9)      Senior, Component                  Principal Only            $25,000
Class B-1.............    $5,541,000      (10)           Subordinated                   Variable Rate            $25,000
Class B-2.............    $1,955,000      (10)           Subordinated                   Variable Rate            $25,000
Class B-3.............    $1,954,000      (10)           Subordinated                   Variable Rate            $25,000

                                                                                        Initial Rating of
                                                                  Final Scheduled         Certificates
                          Incremental                             Distribution       --------------------
Class                    Denomination     Certificate Form           Date(2)         Fitch        Moody's
----------------------   ------------     ----------------       ----------------    ------       -------
Offered Certificates
Class 1-CB-1..........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 1-CB-R..........        N/A            Definitive          April 25, 2036         AAA         None
Class 2-CB-1..........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 3-A-1...........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 3-A-2...........         $1            Book-Entry          April 25, 2036         AAA         Aaa

Class 3-A-3...........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 3-A-4...........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 3-A-5...........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 3-A-6...........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 3-A-7...........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 3-IO............         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 3-PO............         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 4-CB-1..........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 5-CB-1..........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class 6-A-1...........         $1            Book-Entry          April 25, 2021         AAA         Aaa
Class 6-IO............        N/A            Book-Entry          April 25, 2021         AAA         Aaa
Class 6-PO............         $1            Book-Entry          April 25, 2021         AAA         Aaa
Class CB-IO...........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class CB-PO...........         $1            Book-Entry          April 25, 2036         AAA         Aaa
Class B-1.............         $1            Book-Entry          April 25, 2036         AA          None
Class B-2.............         $1            Book-Entry          April 25, 2036          A           A2
Class B-3.............         $1            Book-Entry          April 25, 2036         BBB         Baa2

                         Initial Class
                         Balance or       Pass-
                         Component       Through                                                        Minimum
Class                    Balance(1)       Rate     Principal Types          Interest Types           Denomination
----------------------   -------------   -------   ----------------   ---------------------------    ------------
Components
Class 1-CB-IO             (11)            6.000%    Notional Amount     Fixed Rate, Interest Only        N/A
Class 2-CB-IO             (11)            6.000%    Notional Amount     Fixed Rate, Interest Only        N/A
Class 4-CB-IO             (11)            6.000%    Notional Amount     Fixed Rate, Interest Only        N/A
Class 5-CB-IO             (11)            6.000%    Notional Amount     Fixed Rate, Interest Only        N/A
Class 1-CB-PO              $681,705        (12)         Ratio Strip         Principal Only               N/A
Class 2-CB-PO              $860,440        (12)         Ratio Strip         Principal Only               N/A
Class 4-CB-PO              $207,822        (12)         Ratio Strip         Principal Only               N/A
Class 5-CB-PO              $380,924        (12)         Ratio Strip         Principal Only               N/A
Non-Offered
Certificates

Class B-4.............   $1,466,000        (10)        Subordinated          Variable Rate               N/A
Class B-5.............     $815,000        (10)        Subordinated          Variable Rate               N/A
Class B-6.............     $977,887        (10)        Subordinated          Variable Rate               N/A

                                                                               Initial Rating of
                                                           Final Scheduled        Certificates
                         Incremental                        Distribution      --------------------
Class                   Denomination    Certificate Form       Date(2)        Fitch        Moody's
----------------------  ------------    ----------------   ---------------    ------       -------
Components
Class 1-CB-IO                N/A              N/A              N/A             N/A          N/A
Class 2-CB-IO                N/A              N/A              N/A             N/A          N/A
Class 4-CB-IO                N/A              N/A              N/A             N/A          N/A
Class 5-CB-IO                N/A              N/A              N/A             N/A          N/A
Class 1-CB-PO                N/A              N/A              N/A             N/A          N/A
Class 2-CB-PO                N/A              N/A              N/A             N/A          N/A
Class 4-CB-PO                N/A              N/A              N/A             N/A          N/A
Class 5-CB-PO                N/A              N/A              N/A             N/A          N/A
Non-Offered
Certificates

Class B-4.............       N/A              N/A              N/A              BB          None
Class B-5.............       N/A              N/A              N/A              B           None
Class B-6.............       N/A              N/A              N/A             None         None

-----------------------------------------

(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%.

(2) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan in the related loan group or the mortgage pool, as the case may be. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.

(3) During the initial interest accrual period, interest will accrue on the Class 3-A-1 Certificates at the rate of 5.220% per annum. During each interest accrual period after the initial, interest will accrue on the Class 3-A-1 Certificates at a per annum rate equal to (i) 0.440% plus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.440% and a maximum rate of 6.000%. In addition, under certain circumstances, the Class 3-A-1 Certificates will be entitled to amounts received under a yield maintenance agreement.

(4) The Class 3-A-2, Class 3-IO and Class 6-IO Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $20,000,000, $3,739,362 and $567,255, respectively).

(5) During the initial interest accrual period, interest will accrue on the Class 3-A-2 Certificates at the rate of 0.780% per annum. During each interest accrual period after the initial, interest will accrue on the Class 3-A-2 Certificates at a per annum rate equal to (i) 5.560% minus
      (ii) LIBOR, determined monthly, subject to a minimum rate of 0.000% and a maximum rate of 5.560%.

(6) The Class 3-PO Certificates are principal only certificates and will not be entitled to distributions of interest.

(7) The Class 6-PO Certificates are principal only certificates and will not be entitled to distributions of interest.

(8) The Class CB-IO Certificates are interest only certificates and will be deemed for purposes of distributions of interest to consist of four components: the Class 1-CB-IO, Class 2-CB-IO, Class 4-CB-IO and Class 5-CB-IO Components. The components of a class are not severable. The initial notional amount of the Class CB-IO Certificates will be approximately $4,084,000.

(9) The Class CB-PO Certificates are principal only certificates and will be deemed for purposes of distributions of principal to consist of four components: the Class 1-CB-PO, Class 2-CB-PO, Class 4-CB-PO and Class 5-CB-PO Components. The components of a class are not severable. The initial class balance of the Class CB-PO Certificates will be approximately $2,130,891.

(10) Interest will accrue on the subordinate certificates for each distribution date at a per annum rate equal to the weighted average (based on the excess, if any, of the sum of the non-PO portion of the mortgage loans in each loan group over the sum of the class balances of the senior non-PO certificates in the related group) of (i) with respect to loan group 1, 6.000%, (ii) with respect to loan group 2, 6.000%, (iii) with respect to loan group 3, 6.000%, (iv) with respect to loan group 4, 6.500%, (v) with respect to loan group 5, 6.500% and (vi) with respect to loan group 6, 6.000%. For the initial distribution date in April 2006, this rate is expected to be approximately 6.155906% per annum.

(11) The Class 1-CB-IO, Class 2-CB-IO, Class 4-CB-IO and Class 5-CB-IO Components are interest only components, have no principal balance and will bear interest on their notional amounts (initially approximately $683,492, $1,415,393, $1,119,654 and $865,461, respectively).

(12) The Class 1-CB-PO, Class 2-CB-PO, Class 4-CB-PO and 5-CB-PO Components are principal only components and will not be entitled to distributions of interest.

      Senior Principal Distribution Amount

      For the Senior Non-PO Certificates of group 1:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 1 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 1 remaining after payment of funds due to the Trustee and distributions of interest on the group 1 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 1 and the denominator of which is the sum of the PO Principal Amount for loan group 1 and the Senior Principal Distribution Amount for loan group 1, as principal, sequentially, as follows:

      first, to the Class 1-CB-R Certificate, until its Class Balance has been reduced to zero; and

      second, to the Class 1-CB-1 Certificates, until their Class Balance has been reduced to zero.

      For the Senior Non-PO Certificates of group 2:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 2 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 2 remaining after payment of funds due to the Trustee and distributions of interest on the group 2 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 2 and the denominator of which is the sum of the PO Principal Amount for loan group 2 and the Senior Principal Distribution Amount for loan group 2, as principal to the Class 2-CB-1 Certificates until their Class Balance has been reduced to zero.

      For the Senior Non-PO Certificates of group 3:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 3 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 3 remaining after payment of funds due to the Trustee and distributions of interest on the group 3 Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 3 and the denominator of which is the sum of the PO Principal Amount for loan group 3 and the Senior Principal Distribution Amount for loan group 3, as principal, sequentially, as follows:

      first, concurrently, to the Class 3-A-6 and Class 3-A-7 Certificates, pro rata, up to the Priority Amount for that Distribution Date;

      second, $1,000 to the Class 3-A-1 Certificates, until their Class Balance has been reduced to zero;

      third, $133,125 to the Class 3-A-5 Certificates, until their Class Balance has been reduced to zero;

      fourth, sequentially, to the Class 3-A-1 and Class 3-A-5 Certificates, in that order, until their Class Balances have been reduced to zero;

      fifth, sequentially, to the Class 3-A-3 and Class 3-A-4 Certificates, in that order, until their Class Balances have been reduced to zero; and

     sixth, concurrently, to the Class 3-A-6 and Class 3-A-7 Certificates, pro rata, until their Class Balances have been reduced to zero.

      For the Senior Non-PO Certificates of group 4:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 4 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 4 remaining after payment of funds due to the Trustee and distributions of interest on the group 4 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 4 and the denominator of which is the sum of the PO Principal Amount for loan group 4 and the Senior Principal Distribution Amount for loan group 4, as principal to the Class 4-CB-1 Certificates until their Class Balance has been reduced to zero.

      For the Senior Non-PO Certificates of group 5:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 5 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 5 remaining after payment of funds due to the Trustee and distributions of interest on the group 5 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 5 and the denominator of which is the sum of the PO Principal Amount for loan group 5 and the Senior Principal Distribution Amount for loan group 5, as principal to the Class 5-CB-1 Certificates until their Class Balance has been reduced to zero.

      For the Senior Non-PO Certificates of group 6:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 6 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 6 remaining after payment of funds due to the Trustee and distributions of interest on the group 6 Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 6 and the denominator of which is the sum of the PO Principal Amount for loan group 6 and the Senior Principal Distribution Amount for loan group 6, as principal to the Class 6-A-1 Certificates until their Class Balance has been reduced to zero.

      The "Priority Amount" for any Distribution Date will be equal to the lesser of (i) the aggregate Class Balance of the Class 3-A-6 and Class 3-A-7 Certificates and (ii) the product of (a) the Non-PO Principal Amount for loan group 3, (b) the Shift Percentage and (c) the Priority Percentage.

      The "Priority Percentage" for any Distribution Date will equal (i) the aggregate Class Balance of the Class 3-A-6 and Class 3-A-7 Certificates divided by (ii) the Pool Principal Balance (Non-PO Portion) for loan group 3.

      The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In                    Shift Percentage
------------------------------                    ----------------
April 2006 through March 2011..................          0%
April 2011 through March 2012..................         30%
April 2012 through March 2013..................         40%
April 2013 through March 2014..................         60%
April 2014 through March 2015..................         80%
April 2015 and thereafter......................         100%